Exhibit 99.1

CONTACTS:

Shelly Doran

317.685.7330

Investors

Les Morris

317.263.7711

Media

Simon Property Group Announces Closing of Private Offering of $1 Billion of Senior Notes

INDIANAPOLIS, June 7, 2005 /PRNewswire-FirstCall via COMTEX/ -- Simon Property Group, Inc. (the “Company”) (NYSE: SPG) announced today the closing of a private offering of $1 billion of senior notes by its operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”). The offering consisted of $400 million of 4.60% notes due 2010 and $600 million of 5.10% notes due 2015. The notes were offered in a private placement within the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended. The five-year notes were issued at an offering price of 99.870% and the ten-year notes at 99.967%. The net proceeds of the offering will be used to reduce outstanding borrowings on two credit facilities of the Operating Partnership.

The notes have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The issuance of the notes has been structured to allow secondary market trading under Rule 144A under the Securities Act of 1933.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering would be unlawful.

Simon Property Group, Inc., headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet(R) centers and community/lifestyle centers. The Company’s current total market capitalization is approximately $38 billion. Through its subsidiary partnership, it currently owns or has an interest in 295 properties in the United States containing an aggregate of 201 million square feet of gross leasable area in 40 states plus Puerto Rico. Simon also holds interests in 52 European shopping centers in France, Italy, Poland and Portugal; 5 Premium Outlet centers in Japan; one Premium Outlet center in Mexico; and one shopping center in Canada. Additional Simon Property Group information is available at http://www.simon.com .

SOURCE: Simon Property Group, Inc.

Investors: Shelly Doran, +1-317-685-7330, or Media: Les Morris, +1-317-263-7711, both of Simon Property Group, Inc.